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                                      EXHIBIT 11

                                 BMC WEST CORPORATION
                          Computation of Earnings Per Share

COMPUTATION OF PRIMARY EARNINGS PER SHARE

                                                          Three Months Ended
                                                     --------------------------
                                                      March 31,       March 31,
                                                         1997           1996
                                                      ---------       ---------
Net income                                            $456,000        $750,000
Class B preferred stock accretion                       (6,500)         (8,500)
                                                    ----------      ----------
Adjusted net income                                   $449,500        $741,500
                                                    ----------      ----------
                                                    ----------      ----------
Weighted average shares
  outstanding                                       11,827,254       9,502,827

Net effect of dilutive stock
 options based on the treasury
 stock method using average
 market price                                          220,339         252,272
                                                    ----------      ----------
Total common shares and equivalents                 12,047,593       9,755,099
                                                    ----------      ----------
                                                    ----------      ----------

PRIMARY INCOME PER SHARE                            $      .04      $      .08
                                                    ----------      ----------
                                                    ----------      ----------

COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE

Adjusted net income                                   $449,500        $741,500
                                                    ----------      ----------
                                                    ----------      ----------
Weighted average shares outstanding
                                                    11,827,254       9,502,827

Net effect of dilutive stock
 options based on the treasury
 stock method using the higher of
 quarter-end market price or
 average market price                                  220,339         265,292
                                                    ----------      ----------
Total shares and equivalents                        12,047,593       9,768,119
                                                    ----------      ----------
                                                    ----------      ----------

FULLY DILUTED EARNINGS PER SHARE                    $      .04      $      .08
                                                    ----------      ----------
                                                    ----------      ----------



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